Exhibit (10)(19)

March 21, 2018

[Executive Officer]

[Address]

Amendment to Retention, Separation and Release Agreement

Dear [Executive Officer]:

In consideration for you agreeing to continue your employment beyond March 31, 2018, this letter (this “Letter”) will serve as an amendment to the Retention, Separation and Release Agreement dated as of August 25th, 2017 (the “Agreement”) between you and LBL HoldCo, Inc. (formerly Resolution Life Holdings, Inc., the “Company”).

Except as expressly provided in this Letter, all other provisions of the Agreement will remain unchanged and in full force and effect. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement or your Employment Agreement dated [●].

Section 1. of the Agreement is hereby amended and restated in its entirety to read as follows:

1.	Separation. Your last day of work with the Company and your employment termination date will be the earlier of December 31, 2018 or such earlier date as decided by the Company (the “Separation Date”).

Section 3. of the Agreement is hereby amended and restated in its entirety to read as follows:

3.	Separation Pay.

(A) Initial Payment – If you sign this Letter, return it by deadline below and do not revoke it, and comply with its terms and the terms in the Agreement, the Company will pay you the equivalent of [●], less standard payroll deductions and withholdings. Such amount will be paid in a lump sum within 30 days of March 31, 2018 except to the extent that paying this amount in a lump sum is not permitted under Section 409A of the Internal Revenue Code (in which case any remaining payments will be made as mutually agreed by you and the Company and consistent with Section 409A).

(B) Second Payment – If you sign this Letter, return it by deadline below and do not revoke it, and comply with its terms and the terms in the Agreement, for your working beyond March 31, 2018, the Company will pay you the equivalent of [●], less standard payroll deductions and withholdings. Provided you have re-affirmed the releases, waivers, representations and warranties herein by signing the attached Exhibit A at the close of business on or after your Separation Date, such amount will be paid in a lump sum within 30 days of the Separation Date, except to the extent that paying this amount in a lump sum is not permitted under Section 409A of the Internal Revenue Code (in which case any remaining payments will be made as mutually agreed by you and the Company and consistent with Section 409A).

Section 4. of the Agreement is hereby amended and restated in its entirety to read as follows:

4.	Retention Pay.

(A) Initial Payment – If you sign this Letter, return it by deadline below and do not revoke it, and comply with its terms and the terms in the Agreement, in addition to the Separation Pay described above, the Company will pay you, as retention pay, the equivalent of [●] less standard payroll deductions and

LBL HoldCo, Inc.

1 Station Place 7th Floor, Stamford, CT 06902, USA

withholdings. Such amount will be paid in a lump sum within 30 days of March 31, 2018, except to the extent that paying this amount in a lump sum is not permitted under Section 409A of the Internal Revenue Code (in which case any remaining payments will be made as mutually agreed by you and the Company and consistent with Section 409A).

[(B) Second Payment – If you sign this Letter, return it by deadline below and do not revoke it, and comply with its terms and the terms in the Agreement, for your working beyond March 31, 2018, the Company will pay you, as retention pay, an amount equal to [●], less standard payroll deductions and withholdings. Provided you have re-affirmed the releases, waivers, representations and warranties herein by signing the attached Exhibit A at the close of business on or after your Separation Date, such amount will be paid in a lump sum within 30 days of the Separation Date, except to the extent that paying this amount in a lump sum is not permitted under Section 409A of the Internal Revenue Code (in which case any remaining payments will be made as mutually agreed by you and the Company and consistent with Section 409A).]

Release of All Claims. Except as otherwise set forth in this Letter, you hereby release, acquit and forever discharge the Company, TriNet HR Corporation and the Company’s and TriNet HR Corporation’s affiliates, officers, agents, administrators, servants, employees, attorneys, successors, parents, subsidiaries, assigns, and affiliates (the “Released Party” or “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct at any time prior to and including the date you sign this Letter. This general release includes, but is not limited to: (i) claims and demands arising out of or in any way connected with your employment with the Company, or the termination of that employment; (ii) claims or demands related to your compensation or benefits with the Company, including but not limited to, wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation; (iii) claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees or other claim arising under the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the federal Family and Medical Leave Act, as amended (“FMLA”); the federal Worker Adjustment and Retraining Notification Act, as amended (“WARN”); the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); Connecticut Fair Employment Practices Act (Conn. Gen. Stat. §46a-51 et seq.); Connecticut Equal Pay Laws (Conn. Gen. Stat. §§ 31-75 and 31-76); Connecticut Family and Medical Leave Law (Conn. Gen. Stat. §31-51kk et seq.); Connecticut WARN Law (Conn. Gen. Stat. §31-51n-o); (iv) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including claims arising out of an employment agreement, sales commission plan or incentive compensation plan applicable to your employment with the Company. To the extent permitted by law, you also promise never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or any unfair competition law of any jurisdiction.

Excluded from this Letter are any claims which by law cannot be waived in a private agreement between an employer and employee. Moreover, this release does not prohibit you from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency in your state or participating in an EEOC or state agency investigation. You do agree to waive your right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency on your behalf arising out of or related to your employment with and/or separation from the Company.

ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release herein is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Letter; (b) you have been advised hereby that you have the right to consult

LBL HoldCo, Inc.

1 Station Place 7th Floor, Stamford, CT 06902, USA

with an attorney prior to executing this Letter; (c) you have up to forty-five (45) days from the date of this Letter to execute this Letter (although you may choose to voluntarily execute this Letter earlier); (d) you have seven (7) days following your execution of this Letter to revoke the Letter; (e) this Letter will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Letter is executed by you, provided that the Company has also executed this Letter by that date (“Effective Date”); and (f) this Letter does not affect your ability to test the knowing and voluntary nature of this Letter. Attached hereto as Exhibit B and incorporated herein by reference is the disclosure pertaining to affected employees that the Company is providing to you pursuant to the Older Workers Benefit Protection Act.

Further Waiver. In granting the release herein, you understand that this Letter includes a release of all claims known or unknown. In giving this release, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims you may have against the Released Parties.

Representations and Warranties; Confidentiality. You agree that your representations and warranties set forth in Sections 18, 21 and 22 of the Agreement are true and correct as of the date you sign this Letter. You further agree that the existence and terms of this Letter will be held in strictest confidence in accordance with Section 15 of the Agreement.

If this Letter is acceptable to you, please sign below and return the original to me no later than 45 days from the date of this Letter. You agree that, at the close of business on or after the Separation Date, if you have previously signed this Letter, you will re-affirm the releases, waivers, representations and warranties herein by signing and delivering the letter attached hereto as Exhibit A to the Company.

Sincerely,

[●]

LBL HoldCo, Inc.

Agreed:	By:
[Executive Officer]	[●]

Date:	Date:

LBL HoldCo, Inc.

1 Station Place 7th Floor, Stamford, CT 06902, USA

Exhibit A

To:  LBL HoldCo, Inc.

Ladies and Gentlemen:

Reference is made to that certain Amendment to Retention, Separation and Release Agreement entered into between you and me with an Effective Date of                     , 2018 (the “Letter”).

As provided in the Letter, I hereby re-affirm all of the releases, waivers, representations and warranties as described in the Letter as of the date hereof.

Sincerely,

[Executive Officer]

Dated:

LBL HoldCo, Inc.

1 Station Place 7th Floor, Stamford, CT 06902, USA

Exhibit B

Set forth below is information relating to the positions affected by LBL HoldCo, Inc.’s (the “Company”) employment termination program. You should consider this information in deciding whether to sign the Amendment to Retention, Separation and Release Agreement (the “Letter”) that the Company has given you.

(A) The decisional unit consists of the three employees on the executive team of the Company. Each of their job titles are identified in Section D below.

(B) All individuals employed by the Company in the decisional unit are eligible for the employment termination program. All individuals in the decisional unit who are being terminated in the Company’s employment termination program have been selected for the program. The eligibility factors used to select employees for such program are those employees currently performing executive functions as their primary role for the Company, and in anticipation of a sale of the Company.

(C) In compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, all employees employed by the Company age 40 and over who are being offered consideration in exchange for signing a waiver and release of claims must sign the Letter and return it to the Company within 45 days after receiving the Agreement. Employees age 40 and over who sign and return the Letter may revoke it within the time period specified therein.

(D) The following is a list of the job titles and ages of persons in the decisional unit who were selected for termination (and offered consideration for signing a waiver as part of the program) and those who were not selected:

Job Titles: Employees Selected	Age	Job Titles: Employees Not Selected	Age
Chief Executive Officer
Chief Financial Officer
Chief Legal Officer

LBL HoldCo, Inc.

1 Station Place 7th Floor, Stamford, CT 06902, USA